Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

OrthoLogic Corp.

Tempe, Arizona

We have audited the accompanying consolidated balance sheets of OrthoLogic Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15.  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OrthoLogic Corp. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets with indefinite lives as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which was effective January 1, 2002.

Deloitte & Touche LLP

Phoenix, Arizona

January 29, 2003

ORTHOLOGIC CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$11,286,345	$19,502,751
Short-term investments	18,659,773	11,008,444
Accounts receivable less allowance for doubtful accounts, $3,110,983 and $5,780,041	9,640,573	11,361,861
Inventories, net	2,567,706	1,506,889
Prepaids and other current assets	598,251	687,555
Deferred income taxes - current	1,666,947	2,630,659
Total current assets	44,419,595	46,698,159

Furniture and equipment, net	1,498,337	1,901,928
Long-term investments	5,659,442	—
Deferred income taxes – non-current	963,712	—
Deposits and other assets	128,575	91,752
Investment in Chrysalis BioTechnology	750,000	750,000

Total assets	$53,419,661	$49,441,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$477,338	$775,783
Accrued compensation	2,290,366	2,415,470
Other accrued liabilities	1,857,305	2,445,492
Accrued CPM divestiture costs	210,201	1,021,994
Total current liabilities	4,835,210	6,658,739
Deferred rent and capital lease obligation	351,630	287,131

Total liabilities	5,186,840	6,945,870

Commitments and contingencies (Notes 3,9,10,12 and 13)
Series B Convertible Preferred Stock, $1,000 per value; 600 shares issued and outstanding; liquidation preference, $600,000 at December 31, 2001	—	600,000
Stockholders’ Equity
Common stock, $.0005 par value; 50,000,000 shares authorized; and 32,047,021 and 31,805,418 shares issued and outstanding	16,045	15,924
Additional paid-in capital	136,944,815	136,216,495
Common stock to be used for legal settlement	2,078,125	2,078,125
Accumulated deficit	(90,668,864)	(96,277,275)
Treasury stock at cost, 41,800 shares	(137,300)	(137,300)
Total stockholders’ equity	48,232,821	41,895,969
Total liabilities and stockholders’ equity	$53,419,661	$49,441,839

See notes to consolidated financial statements

ORTHOLOGIC CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ending December 31,
	2002	2001	2000
REVENUES
Net sales	$38,158,721	$41,507,670	$41,699,626
Net rental	—	17,830,606	39,069,630
Royalties and fee revenue from co-promotion agreement	2,229,959	3,017,516	9,310,648
Total revenues	40,388,680	62,355,792	90,079,904
COST OF REVENUES
Cost of goods sold	6,157,895	7,758,654	10,392,292
Costs of rentals	—	3,590,297	7,897,143
Total cost of revenues	6,157,895	11,348,951	18,289,435
GROSS PROFIT	34,230,785	51,006,841	71,790,469
OPERATING EXPENSES
Selling general and administrative	26,560,254	46,467,358	71,580,178
Research and development	3,765,199	3,888,838	4,689,588
CPM divestiture and related charges	(1,047,423)	14,327,315
Legal settlements	—	—	4,498,847
Write-off of goodwill	—	—	23,348,074
Net gain from discontinuation of co-promotion agreement	—	—	(844,424)
Total operating expenses	29,278,030	64,683,511	103,272,263
OPERATING INCOME (LOSS)	4,952,755	(13,676,670)	(31,481,794)
OTHER INCOME
Interest and other income	705,877	682,319	450,792
Interest expense	(44,410)	(88,296)	(147,372)
Total other income	661,467	594,023	303,420
INCOME (LOSS) BEFORE INCOME TAXES	5,614,222	(13,082,647)	(31,178,374)
Income tax provision	(5,811)	(12,000)	(12,175)
NET INCOME (LOSS)	$5,608,411	$(13,094,647)	$(31,190,549)

Net income (loss) per common share - basic	$0.17	$(0.42)	$(1.04)
Net income (loss) per common share - diluted	$0.17	$(0.42)	$(1.04)
Basic shares outstanding	32,641,798	31,463,502	29,855,397
Equivalent shares	730,762	—	—
Diluted shares outstanding	33,372,560	31,463,502	29,855,397

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ending December 31,
	2002	2001	2000

Net income (loss) applicable to common stockholders	$5,608,411	$(13,094,647)	$(31,190,549)

Foreign translation adjustment	—	222,762	(47,957)
Comprehensive income (loss) applicable to common stockholders	$5,608,411	$(12,871,885)	$(31,238,506)

See notes to consolidated financial statements

ORTHOLOGIC CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in Capital and Common Stock to be Used for Legal	Accumulated Comprehensive	Accumulated	Treasury
	Shares	Amount	Settlement	Loss	Deficit	Stock	Total
Balance December 31, 1999	27,637,593	$13,818	$125,206,621	$(174,805)	$(51,992,079)		$73,053,555

Exercise of common stock options	91,637	46	186,428				186,474

Conversion of Preferred Stock	2,620,711	1,310	6,938,690				6,940,000

Common stock to be used for legal settlement			2,968,750				2,968,750

Foreign translation adjustment				(47,957)			(47,957)

Net loss					(31,190,549)		(31,190,549)

Balance December 31, 2000	30,349,941	15,174	135,300,489	(222,762)	(83,182,628)		51,910,273

Exercise of common stock options	124,407	63	354,818				354,881

Conversion of Preferred Stock	1,072,870	537	2,639,463				2,640,000

Common stock issued in connection with legal settlement	300,000	150	(150)

Foreign translation adjustment				222,762			222,762

Treasury stock repurchases	(41,800)					$(137,300)	(137,300)

Net loss					(13,094,647)		(13,094,647)

Balance December 31, 2001	31,805,418	15,924	138,294,620		(96,277,275)	(137,300)	41,895,969

Exercise of common stock options	43,927	22	128,419				128,441

Conversion of Preferred Stock	197,676	99	599,901				600,000
Net Income				5,608,411			5,608,411

Balance December 31, 2002	32,047,021	$16,045	$139,022,940	$—	$(90,668,864)	$(137,300)	$48,232,821

See notes to consolidated financial statements

ORTHOLOGIC CORP.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ending December 31,
	2002	2001	2000
Operating Activities
Net income (loss)	$5,608,411	$(13,094,647)	$(31,190,549)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	701,767	970,428	5,325,111
Common Stock issued for legal settlement	—	—	2,968,750
Write-off of Goodwill	—	—	23,348,074
Loss from CPM divestiture and related charges	—	14,327,315	—
Elimination of foreign currency adjustment	—	222,762	—
Change in operating assets and liabilities:
Accounts receivable	1,721,288	10,728,353	319,568
Inventories	(1,060,817)	1,962,616	(700,210)
Prepaids and other current assets	89,304	(79,039)	(32,239)
Deposits and other assets	(36,823)	246,316	428,518
Accounts payable	(298,445)	(587,380)	461,151
Accrued and other current liabilities	(1,460,585)	(4,841,732)	574,852
Net cash provided by operating activities	5,264,100	9,854,992	1,503,026
Investing Activities
Expenditures for rental fleet, equipment and furniture	(298,176)	(806,730)	(1,861,658)
Proceeds from sale of CPM assets	—	12,000,000	—
Officer note receivable	—	—	157,800
Purchase of investments	(40,178,238)	(19,747,657)	(35,354,087)
Maturities of investments	26,867,467	11,231,592	33,111,708
Sale of Hyalgan rights - discontinuation of co-promotion agreement	—	—	3,155,576

Net cash (used in) provided by investing activities	(13,608,947)	2,677,205	(790,661)
Financing Activities
Payments under long-term debt and capital lease obligations	—	—	(121,172)
Treasury stock purchases		(137,300)	—
Net proceeds from stock options exercised	128,441	354,881	138,517
Net cash provided by financing activities	128,441	217,581	17,345
Net Increase in Cash and Cash Equivalents	(8,216,406)	12,749,778	729,710
Cash and Cash Equivalents, Beginning of Year	19,502,751	6,752,973	6,023,263
Cash and Cash Equivalents, End of Year	$11,286,345	$19,502,751	$6,752,973
Supplemental schedule of non-cash investing and financing activities:

Conversion of series B Preferred Stock to Common Stock	$600,000	$2,640,000	$6,940,000
Cash paid during the year for interest	$44,410	$88,296	$91,467
Cash paid during the year for income taxes	$(62,085)	$(27,193)	$12,175

See notes to consolidated financial statements

ORTHOLOGIC CORP.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2002, 2001 and 2000

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the business.  OrthoLogic develops, manufactures and markets proprietary, technologically advanced orthopedic products designed to promote the healing of musculoskeletal tissue, with particular emphasis on fracture healing and spinal repair.

OrthoLogic’s products are designed to enhance the healing of diseased, damaged, degenerated or recently repaired musculoskeletal tissue.  The Company’s products focus on improving the clinical outcomes and cost-effectiveness of orthopedic procedures that are characterized by compromised healing, high-cost, potential for complication and long recuperation time.

In July 2001 the Company sold its continuous passive motion (“CPM”) business.  CPM devices provide controlled, continuous movement to joints and limbs and are designed to reduce swelling, increase joint range of motion, reduce the length of hospital stay and reduce the incidence of post-trauma and post-surgical complications.  The Company’s financial results reflect sales of the CPM devices through July 11, 2001.

In 1999, the Company exercised its option to license the United States development, marketing, and distribution rights for the fracture indications for Chrysalin™, a new tissue repair synthetic peptide.  In 2000, the Company exercised its options to license Chrysalin™ worldwide for all orthopedic applications.  The Company’s research and development focus is on its Chrysalin product development program.  The Company has three potential Chrysalin products either in human clinical trials or in late-stage pre-clinical development.

The Company also distributed Hyalgan® (sodium hyaluronate), a therapeutic injectable for relief of pain from osteoarthritis of the knee under the terms of an exclusive Co-Promotion Agreement with Hyalgan’s United States distributor, Sanofi Synthelabo, Inc.  The rights to distribute this product began in 1997 and were terminated in October 2000.  The Company received royalties from Hyalgan’s distributor through December 2002. There will be no future royalties.

During the years ended December 31, 2002, 2001, and 2000, the Company reported net income (losses) of  $5.6 million, $(13.1) million and $(31.2) million, respectively.  The Company anticipates that its cash and short-term investments on hand, cash provided from operations and the funds available from the revolving line of credit (Note 9) will be sufficient to meet the Company’s presently projected cash and working capital requirements for the next 12 months.  There can be no assurance, however, that this will prove to be the case.  The timing and amounts of cash used will depend on many factors, including the cost of research and development activities and the Company’s ability to maintain profitability and collect amounts billed to Medicare and private insurers.  The Company’s ability to continue funding its planned operations beyond the next 12 months is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, or to obtain additional funds through equity or debt financing, as may be required.

Use of estimates.  The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from these estimates.  Significant estimates include the allowance for doubtful accounts (approximately $3.1 million and  $5.8 million at December 31, 2002 and 2001, respectively), which are based primarily on trends in historical collection rates, consideration of current events, payor mix and other considerations.   The Company derives a significant amount of its revenues in the United States from third-party payors, including Medicare and certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations.  Amounts paid under these plans are generally based on fixed or allowable reimbursement rates.   Revenues are recorded at the expected or pre-authorized reimbursement rates when earned and included unbilled receivables of $860,000 and $1.9 million on December 31, 2002 and 2001, respectively.   The decrease in the unbilled receivables from 2001 to 2002 primarily results from changes to the Company’s billing processes during 2002.  Billings are subject to review by third party payors and may be subject to adjustments. Any differences between estimated reimbursement and final determinations are reflected in the period finalized.  In the opinion of management, adequate allowances have been provided for doubtful accounts and contractual adjustments.

Principles of consolidation The consolidated financial statements include the accounts of OrthoLogic and its subsidiaries.  All intercompany accounts and transactions have been eliminated.  The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  The following briefly describes the significant accounting policies used in the preparation of the financial statements of the Company:

A. Cash and cash equivalents.  Cash and cash equivalents consist of cash on hand and cash deposited with financial institutions, including money market accounts, and commercial paper purchased with an original maturity of three months or less.

B. Inventories.  Business inventories are stated at the lower of cost (first in, first out method) or market.  The Company writes-down its inventory for inventory shrinkage and obsolescence. Inventory is written down to estimated market value based on a number of assumptions, including future demand and market conditions.

C. Furniture and equipment.  Furniture and equipment are stated at cost or, in the case of leased assets under capital leases, at the present value of future lease payments at inception of the lease. Depreciation is calculated on a straight-line basis over the estimated useful lives of the various assets, which range from three to seven years. Leasehold improvements and leased assets under capital leases are amortized over the life of the asset or the period of the respective lease using the straight-line method, whichever is the shortest.

The Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”) effective January 1, 2002.  SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets, and supersedes Statement of Financial Accounting Standards No. 121, Accounting of the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.  SFAS No. 144 requires that the Company evaluate long-lived assets based on the net future cash flow expected to be generated from the asset on an undiscounted basis whenever significant events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable.  The adoption of SFAS No. 144 did not have a significant impact on the Company’s operating results or financial position.

D.  Investment in Chrysalis.  The Company owns a minority ownership interest in Chrysalis, which is recorded at cost (see Note 13).

E. Income taxes.  Under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, income taxes are recorded based on current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities.  The Company bases its estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction.  Pursuant to SFAS No. 109, the Company has determined that the deferred tax asset at December 31, 2002 requires a valuation allowance (see Note 7).

F. Restructuring and other related charges.  The Company recorded restructuring charges during the second quarter of 2001 using the authoritative guidance in Emerging Issues Task Force Issue No. 94-3 (“EITF No. 94-3”), Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).  In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”).  The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with earlier adoption encouraged.  The Company will adopt SFAS No. 146 effective January 1, 2003.  SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3.  Under SFAS No. 146, the liability for costs associated with exit or disposal activities is recognized and measured initially at fair value only when the liability is incurred, rather than at the date the Company committed to the exit plan. The adoption of SFAS No. 146 is not expected to have a significant impact on the Company’s operating results or financial position.

G. Revenue.  Revenue is recognized for sales of the OL1000 and SpinaLogic products at the time the product is delivered to and accepted by the patient, as verified by the patient signing a “Patient Agreement Form” accepting financial responsibility.  If the sale of either product is to a commercial buyer, a purchase order is required, and the revenue is recognized at the time of shipment to the commercial buyer.  The Company’s shipping terms are FOB shipping point.

Rental revenue for the divested CPM products was recorded over the period the equipment was utilized by the patient.  Ancillary products for the divested CPM business were sold to both patients and commercial buyers.  Revenue for the sale of the ancillary products provided to patients was recognized at the time the patient accepted the product by signing a “Patient Agreement Form.”  CPM ancillary products sold to commercial buyers required a purchase order, and were recorded as a sale at the time the product was shipped “FOB shipping point.”

The amount of revenue recorded at the time of sale is based on contractual terms, or if the Company does not have a contract with the third-party payor, then the amount of revenue recorded is the pricing expected to be approved by the third-party payor, based on historical experience with that payor.   The Company records differences, if any, between the net revenue amount recognized at the time of the sale and the ultimate pricing by the primary third-party payor as an adjustment to sales in the period the Company receives payments from the third-party payor or earlier if the Company becomes aware of circumstances that warrant a change in estimate.

Royalties and co-promotion fee revenue is recorded in accordance with the Co-Promotion Agreement and the Termination Agreement the Company had with Hyalgan’s distributor (see Note 12). The agreements with Hyalgan’s distributor concluded December 2002. The Company will receive no further Hyalgan related revenues.

The Company maintains a warranty reserve for the expected cost to replace or repair products.  Warranty costs are recorded in cost of goods sold.  The Company does not offer price protection or rebates to any of its customers.

H. Research and development.   Research and development represents both costs incurred internally for research and development activities, as well as costs incurred by the Company to fund the research activities with which the Company has contracted and certain milestone

payments regarding the continued clinical testing of Chrysalin.   All research and development costs are expensed when incurred.

I. Stock-based compensation.  In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS No. 148”) which is effective for fiscal years ending after December 15, 2002.  SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation if a company elects to account for its equity awards under this method.  SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in both annual and interim financial statements.  The Company will provide the comparative interim annual pro forma disclosures required by SFAS No. 148 beginning in first quarter 2003 and has provided the required additional annual disclosures below.  The Company is currently evaluating the impact if it were to adopt the fair value method of accounting for stock-based employee compensation under all three methods.

At December 31, 2002, the Company has two stock-based employee compensation plans, which are described more fully in Note 8.  The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.  No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in thousands except per share data).

	2002	2001	2000

Estimated weighted-average fair value of options granted during the year	$1.87	$1.71	$1.49
Net income (loss) attributable to common stockholders:
As reported	$5,608	$(13,095)	$(31,191)
Stock based compensation expense	$(838)	$(1,320)	$(1,572)
Pro forma	$4,770	$(14,415)	$(32,763)
Basic net income (loss) per share:
As reported	$0.17	$(0.42)	$(1.04)
Pro forma	$0.15	$(0.46)	$(1.10)
Diluted net income (loss) per share
As reported	$0.17	$(0.42)	$(1.04)
Pro forma	$0.14	$(0.46)	$(1.10)
Black Scholes model assumptions:
Risk free interest rate	2.0%	3.5%	5.5%
Expected volatility	51%	60%	70%
Expected term	2.6 Years	5 Years	5 Years
Dividend yield	0%	0%	0%

The table above presents pro forma net income and basic and diluted earnings per share as if compensation expense had been recognized for stock options granted in the three year period ended December 31, 2002, as determined under the fair value method used in the Black-Scholes pricing model, and includes the effect of shares issued under the employee stock purchase plan.

J. Income (Loss) per common share.  Income (loss) per common share is computed on the weighted average number of common or common and equivalent shares outstanding during each year.  Basic earnings per share is computed as net income (loss) divided by the weighted average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities when the effect would be dilutive.

K Certain reclassifications.   Certain reclassifications have been made to the prior year financial statements to conform to the 2002 presentation.

L. New Accounting Pronouncements.   In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), GUARANTOR’S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF THE INDEBTEDNESS OF OTHERS, which clarifies the requirements of SFAS No. 5, ACCOUNTING FOR CONTINGENCIES, relating to a guarantor’s accounting for and disclosures of certain guarantees issued.  FIN 45 requires enhanced disclosures for certain guarantees.  FIN 45 also requires certain guarantees that are issued or modified after December 31, 2002, to be initially recorded on the balance sheet at fair value.  For guarantees issued on or before December 31, 2002, liabilities are recorded when and if payments become probable and estimable. The Company had no guarantees at December 31, 2002.  As the financial statement recognition provisions are effective prospectively, the Company cannot reasonably estimate the impact of adopting FIN 45 until guarantees are issued or modified in future periods, at which time the related results will be initially reported in the financial statements.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which clarifies the application of Accounting Research Bulletin No. 51, CONSOLIDATED FINANCIAL STATEMENTS, relating to consolidation of certain entities.  First, FIN 46 will require identification of the Company’s participation in variable interest entities (“VIEs”), which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit it to operate on a standalone basis.  For entities identified as a VIE, FIN 46 sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE (if any) bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns.  Interpretation 46 applies to variable interest entities created or acquired after January 31, 2003.  For variable interest entities existing at January 31, 2003, Interpretation 46 is effective for accounting periods beginning after June 15, 2003.  The application of Interpretation 46 is not expected to have a material effect on the Company’s financial statements.

2.            CPM DIVESTITURE IN 2001 AND RELATED CHARGES IN 2001 AND 2002

In July 2001, the Company announced the sale of its CPM business.  The Company received $12.0 million in cash, with the purchaser assuming approximately $2.0 million in liabilities in connection with the sale of certain CPM related assets that had been recorded in the Company’s financial statements at a carrying value of approximately $20.7 million.  The Company recorded a $6.9 million charge to write down the CPM assets to their fair value less direct costs of selling the assets, all of which is included in the “CPM Divestiture and Related Charges” total in the accompanying 2001 Statement of Operations.  The Company may receive up to an additional $2.5 million of cash, if certain objectives are achieved by the purchaser of the CPM business.  The Company is currently in litigation with the purchaser regarding this $2.5 million contingent payment and other matters (see Note 10). Because there is no reasonable basis for estimating the degree of certainty that these objectives will be reached, the additional contingent consideration has not and will not be recorded in the accompanying financial statements until cash is actually received by the Company.

The Company retained all the billed accounts receivable related to the CPM business.  The collection staff and supervisor previously responsible for the collection of these receivables were part of the employee team that was hired by the purchaser of the CPM business.  The purchaser requested an accelerated transition plan to hire the majority of the Company’s collection team following the divestiture.  The loss of experienced personnel, without a sufficient period to hire and train new staff, changed the Company’s estimate of what would be collectible of the retained CPM accounts receivable.  As a result, a charge of $2.8 million was recognized in 2001 to write down the carrying value of the retained CPM accounts receivable and is included in the “CPM Divestiture and Related Charges” total in the accompanying 2001 Statement of Operations.

At December 31, 2001, the Company had collected $10.2 million of the remaining $10.8 million of the retained CPM receivables.  During 2002, collection of these receivables was better than anticipated.  Based on the improved collection trends, the Company revised its estimates and increased the estimated total collection of the retained CPM accounts receivable by $600,000, $226,000, and $221,000 in the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, respectively. The effect of these changes in estimate resulted in additional income during 2002 and is included in the “CPM Divestiture and Related Charges” line item in the 2002 Statement of Operations. As of December 31, 2002, the net value of the remaining CPM accounts receivable was approximately $94,000.

In connection with the sale of the CPM business, the Company notified approximately 331 of the Company’s 505 employees that their positions were being eliminated.  The accompanying 2001 Statement of Operations includes a charge of approximately $3.3 million included in the “CPM Divestiture and Related Charges” total in the accompanying 2001 Statement of Operations for severance and related benefits.  The Company also recorded additional exit charges of approximately $1.4 million for CPM commissions, write offs of prepaid rents, space build out costs relating to the purchaser’s sublease with the Company and other similar charges, and other CPM related prepaid expenses for which no future benefits were expected to be received by the Company.  These additional exit costs are also included in the “CPM Divestiture and Related Charges” total in the accompanying 2001 Statement of operations.

A summary of the severance and other exit cost reserve balances at December 31, 2002 and 2001 are as follows (in thousands):

	Reserves December 31, 2001	Amount Charged Against Assets	Cash Paid	Reserves December 31, 2002
Severance	$946	$—	$(785)	$161
Other exit costs	76		(27)	49
Total non-recurring charges	$1,022	$—	$(812)	$210

	Initial Reserves	Amount Charged Against Assets	Cash Paid	Reserves December 31, 2001
Severance	$3,300	$—	$(2,354)	$946
Other exit costs	1,387	(245)	(1,066)	76
Total non-recurring charges	$4,687	$(245)	$(3,420)	$1,022

Cash requirements for the severance and exit costs were funded from the Company’s current cash balances.

Subsequent to the sale, the Company is no longer in the CPM business.  Substantially all costs, expenses and impairment charges related to CPM exit activities were recorded prior to the end of the second quarter, 2001.  The revenue and cost of revenue attributable to the CPM business for the following fiscal year ending December 31 were (in thousands):

	Years ended December 31,
	2001	2000
Net sales	$11,029	$21,189
Net rental	17,831	39,070
Total net revenue	28,860	60,259
Cost of sale	2,219	6,206
Cost of rental	3,590	7,897
Gross profit	$23,051	$46,156

Most operating expenses were not directly allocated between the Company’s various lines of business.

During the fourth quarter of 2000, the Company recorded a charge of approximately $3.0 million of additional bad debt expense for a change in the estimated collectability of older receivables of the CPM business.

 During the fourth quarter of 2000, the Company recorded a charge of $23.3 million for the write-off of goodwill related to the CPM business. Letters of intent and results of discussions with third parties during the fourth quarter of 2000 indicated that the fair value of the CPM assets were below their carrying amount. Management considered this information to be an impairment indicator that should subject the CPM assets to impairment testing prescribed under Statement of Financial Accounting Standard No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG LIVED ASSETS AND FOR LONG LIVED ASSETS TO BE DISPOSED. The Company performed the recoverability test as of December 31, 2000, which indicated that the $23.3 million goodwill balance was fully impaired.

The Company adopted SFAS No. 141 effective January 1, 2002.  In addition to requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, SFAS No. 141 also provides guidance on the types of acquired intangible assets that are to be recognized and reported separately from goodwill.  The adoption of SFAS No. 141 did not have an effect on the Company’s financial statements.

The Company also adopted SFAS No. 142 effective January 1, 2002.  SFAS No. 142 addresses how intangible assets should be accounted for after they have been initially recognized in the financial statements.  SFAS No. 142 also requires that goodwill and certain other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually.  The adoption of SFAS No. 142 did not affect the Company’s financial statements as all goodwill and certain other intangible assets were written off as of December 31, 2000.

At December 31, 2002, 2001 and 2000, goodwill and other intangible assets, all related to the CPM business, consisted of the following (in thousands except per share data):

	For the years ended December 31,
	2002	2001	2000

Reported net income (loss)	$5,608	$(13,095)	$(31,191)
Add back: Goodwill amortization	—	—	1,296
Adjusted net income (loss)	$5,608	$(13,095)	$(29,895)

Basic earnings (loss) per share	$0.17	$(0.42)	$(1.04)
Goodwill amortization	—	—	0.04
Adjusted net income (loss)	$0.17	$(0.42)	$(1.00)

3.              LICENSE AGREEMENTS

The Company uses the BioLogic technology in its bone growth stimulation devices through a worldwide exclusive license granted by a corporation owned by university professors who discovered the technology.  The Company’s license for the BioLogic technology extends for the life of the underlying patents, which are due to expire over a period of years beginning in

2006 and extending through 2016.  The license provides for payment of royalties by the Company from the net sales of products using the BioLogic technology.  The royalty percentages vary but generally range from 0.5% to 7% of the sales amount for licensed products.  The royalty percentage under the different agreements decrease when either a certain sales dollar amount is reached or royalty amount is paid.  Royalty expense under these agreements totaled $200,000, $106,000 and $382,000 in 2002, 2001, and 2000, respectively.

4.              INVESTMENTS AND FAIR VALUE DISCLOSURES

At December 31, 2002, marketable securities consisted of municipal and corporate bonds and were classified as held-to-maturity securities.   Such classification requires these securities to be reported at amortized cost unless they are deemed to be permanently impaired in value.

A summary of the fair market value and unrealized gains and losses on these securities is as follows:

	December 31
	2002	2001
Investments with maturities –Short term
Amortized costs	$18,659,773	$11,008,444
Gross unrealized gains	90,684	—
Gross unrealized losses	—	(88,709)
Fair value	$18,750,457	$10,919,735

December 31 2002
Investments with maturities - Long term
Amortized costs	$5,659,442
Gross unrealized gains	26,164
Gross unrealized losses	—
Fair value	$5,685,606

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments.  Fair value estimates are made at a specific point in time and are based on relevant market information and information about financial instruments; they are subjective in nature and involve uncertainties, matters of judgements, and therefore, cannot be determined with precision.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular instrument.  Since the fair market values above are estimated at December 31, 2002, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

For the Company’s cash and cash equivalents, the carrying amount is assumed to be the fair market value because of the liquidity of these instruments.  The carrying amount is assumed to be the fair value for accounts receivable, accounts payable and other accrued expenses because of the short maturity of the portfolios.  Therefore, management believes the fair values approximate the carrying values of these financial instruments.

5.              INVENTORIES

Inventories consisted of the following:

	December 31,
	2002	2001
Raw materials	$1,640,980	$828,541
Work in progress	177,376	410,569
Finished goods	1,436,123	989,546
	3,254,479	2,228,656
Less allowance for shrinkage and obsolescence	(686,773)	(721,767)

Total	$2,567,706	$1,506,889

6.    FURNITURE AND EQUIPMENT

Equipment and furniture consisted of the following:

	December 31,
	2002	2001

Machinery and equipment	$2,086,002	$2,095,908
Computer equipment	4,769,592	4,513,159
Furniture and fixtures	994,016	994,016
Leasehold improvements	722,762	721,638
	8,572,372	8,324,721
Less accumulated depreciation and amortization	(7,074,035)	(6,422,793)

Total	$1,498,337	$1,901,928

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $701,767, $970,428 and $3,851,586, respectively.

7.            INCOME TAXES

The components of deferred income taxes at December 31 are as follows:

(In thousands)	December 31,
	2002	2001
Allowance for bad debts	$1,051	$2,272
Other accruals and reserves	616	1,397
Valuation allowance	—	(1,038)
Total current	1,667	2,631
Net operating loss and general business credit carryforwards	25,489	25,081
Deferred revenue	645	963
Difference in basis of fixed assets	(306)	(369)
Nondeductible accruals and reserves	183	159
Difference in basis of intangibles	7,464	7,839
Valuation allowance	(32,511)	(33,673)
Total non current	964	—
Total deferred income taxes	$2,631	$2,631

The provision for income taxes are as follows

	Years Ended December 31
(in thousands):	2002	2001	2000
Current	$6	$12	$12
Deferred	—	—	—
Income Tax Provisions	$6	$12	$12

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized.  Changes in valuation allowances from period to period are included in the tax provision in the period of change.  In determining whether a valuation allowance is required, the Company takes into account all evidence with regard to the utilization of a deferred tax asset included in past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.  Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets and has established a valuation allowance of approximately $32.5 million at December 31, 2002. The valuation allowance reduces deferred tax assets to an amount that management believes will more likely than not be realized. The Company believes that the net deferred tax asset of $2.6 million at December 31, 2002, will be realized based primarily on our projected future earnings. However, the amount of the deferred tax assets actually realized could differ if we have little or no future earnings.

The Company has accumulated approximately $64 million in federal and state net operating loss carryforwards (“NOLs”) and approximately $800,000 of general business and alternative minimum tax credit carryforwards. The federal and state NOLs expire from 2007 to 2022.

A reconciliation of the difference between the provision (benefit) for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows for the year ending December 31 (in thousands):

	Years Ended December 31,
	2002	2001	2000
Income tax (benefit) at statutory rate	$1,950	$(4,578)	$(10,912)
State income taxes (benefit)	201	(589)	(1,559)
Change in valuation allowance	(2,201)	5,926	7,611
Other	56	(747)	4,872
Net provision	$6	$12	$12

8.              STOCKHOLDERS’ EQUITY

The number of common shares reserved for issuance under the 1987 Option Plan is 4,160,000 shares. This plan expired during October 1997.  In May 1997, the stockholders adopted a new Stock Option Plan (the “1997 Option Plan”), which replaced the 1987 Option Plan.  The 1997 Option Plan reserved for issuance 1,040,000 shares of Common Stock.  Over 1998, 1999, 2000 and 2001 the Board and Shareholders approved amendments to the 1997 Plan that increased the number of shares of Common Stock reserved for issuance by 375,000, 275,000, 1,000,000 and 500,000 shares, respectively.  Two types of options may be granted under the 1997 Option Plan: options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (“Code”) and other options not specifically authorized or qualified for favorable income tax treatment by the Code.  All eligible employees may receive more than one type of option.  Any director or consultant who is not an employee of the Company shall be eligible to receive only nonqualified stock options under the 1997 Option Plan.

In October 1989, the Board of Directors (the “Board”) approved that in the event of a takeover or merger of the Company in which 100% of the equity of the Company is purchased, 75% of all unvested employee options will vest, with the balance vesting equally over the ensuing 12 months, or according to the individual’s vesting schedule, whichever is earlier.  If an employee or holder of stock options is terminated as a result of or subsequent to the acquisition, 100% of that individual’s stock option will vest immediately upon employment termination.

Options are granted at prices that are equal to the current fair value of the Company’s Common Stock at the date of grant.  The vesting period is generally related to length of employment and all incentive stock options lapse upon termination of employment if not exercised within a 90-day period (or one year after death or disability or the date of termination if terminated for cause).

A summary of the status of the Option Plans as of December 31, 2002, 2001, and 2000, and changes during the years then ended is:

	2002		2001		2000
	Shares	Weighted Average Exercise price	Shares	Weighted Average Exercise price	Shares	Weighted Average Exercise price

Fixed options outstanding at the beginning of year	3,871,700	$4.30	3,625,846	$4.85	3,488,913	$5.24
Granted	310,200	3.60	1,348,850	3.40	762,400	3.33
Exercised	(43,927)	2.92	(124,407)	2.87	(125,990)	2.37
Forfeited	(54,936)	3.87	(978,589)	5.27	(499,477)	5.92

Outstanding at end of year	4,083,037	$4.26	3,871,700	$4.30	3,625,846	$4.85

Options exercisable at year-end	3,179,034	$4.44	2,711,137	$4.62	2,734,347	$5.09

The following table summarizes information about fixed stock options outstanding at December 31, 2002:

Outstanding					Exercisable
Range of Exercise Prices		Number outstanding as of 12/31/02	Weighted Average remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable as of 12/31/02	Weighted Average Exercise Price
$1.81	$2.53	444,500	4.61	$2.29	435,332	$2.29
$2.63	$3.02	436,250	7.89	$2.86	309,167	$2.88
$3.06	$3.19	414,687	8.06	$3.16	276,874	$3.17
$3.25	$3.50	621,900	7.49	$3.35	378,397	$3.26
$3.53	$3.63	456,000	7.79	$3.58	346,313	$3.58
$3.93	$4.56	427,900	8.22	$4.10	245,151	$3.98
$4.70	$5.38	454,050	5.57	$5.11	370,050	$5.16
$5.50	$5.63	495,500	4.92	$5.59	485,500	$5.60
$5.81	$12.75	236,250	3.42	$6.79	236,250	$6.79
$17.38	$17.38	96,000	3.34	$17.38	96,000	$17.38

$1.81	$17.38	4,083,037	6.53	$4.26	3,179,034	$4.44

In January 2002, the Securities and Exchange Commission adopted new rules for the disclosure of equity compensation plans.  The purpose of the new rules is to summarize the potential dilution that could occur from past and future equity grants under all equity compensation plans.  The following provides tabular disclosure of the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories – plans that have been approved by stockholders and plans that have not.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Warrants	Weighted-average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)

Equity compensation plans approved by stockholders	3,583,037	$4.45	506,489

Equity compensation plans not approved by stockholders	500,000	2.92	—
Total	4,083,037	$4.26	506,489

In July 1998, the Company completed a private equity placement with two investors, an affiliate of Credit Suisse First Boston Corp. and Capital Ventures International.  Under the terms of the purchase agreement, OrthoLogic sold 15,000 shares of Series B Convertible Preferred Stock for $15 million (before costs).  The Series B Convertible Preferred Stock was convertible into shares of Common Stock.  Each share of Series B Convertible Preferred Stock was convertible into Common Stock at a per share price equal to the lesser of the average of the 10 lowest closing bids during the 30 days prior to conversion or $3.0353.

In connection with the private placement of the Series B Convertible Preferred Stock, OrthoLogic issued to the purchasers warrants to purchase 40 shares of Common Stock for each share of Series B Convertible Preferred Stock, exercisable at $5.50.  These warrants expire in 2008.  The warrants were valued at $1,093,980.  Additional costs of the private placement were approximately $966,000.  Both the value of the warrants and the cost of the equity offering were recognized over the 10-month conversion period as an “accretion of non-cash Preferred Stock dividends.”  The Company filed a registration statement covering the underlying Common Stock.

Proceeds from the private placement were used to fund new product opportunities, including SpinaLogic and Chrysalin, as well as to complete the re-engineering of the Company’s key business processes.

In August 2001, the Company announced that it authorized a repurchase of up to 1 million shares of the Company’s outstanding shares over the subsequent 12 months.  The repurchased shares are held as treasury shares and used in part to reduce the dilution from the Company stock option plans.  As of December 31, 2002, the Company had repurchased 41,800 shares at a cost, net of fees, for $137,300 or an average price of $3.28 per share.

At December 31, 2002, there were 2,000,000 shares of Preferred Stock authorized and there were no warrants for Preferred Stock outstanding.

At the close of business on December 31, 2002, 15,000 shares of Series B Convertible Preferred Stock had been converted into 5,944,260 shares of Common Stock.

9.            COMMITMENTS

The Company is obligated under non-cancelable operating lease agreements for its office, manufacturing and research facilities.  Rent expense for the years ended December 31, 2002, 2001, and 2000, was approximately $1.0 million (offset by $570,000 for rent received from the buyer of the CPM business under a sublease agreement), $1.5 million and $1.8 million, respectively.  The sublease agreement ended in December 2002.

The following table sets forth the obligated base payments:

2003	$1,078,000
2004	1,078,000
2005	1,078,000
2006	1,078,000
2007	989,000
$5,301,000

Approximately, 17% of the leased facility is subleased through June 2005, which will offset approximately 10% of the lease commitments listed above.

The Company signed an exclusive worldwide sales agreement for a 10-year period, beginning August 18, 2000, with DePuy AcroMed, a unit of Johnson and Johnson, whereby DePuy AcroMed will assume sales responsibility for SpinaLogic, the Company’s device used as an adjunctive treatment after lumbar spinal fusion surgeries, in return for a commission.  OrthoLogic is responsible for product development, testing and quality control, general inventory risk, distribution, regulatory approvals, customer service, shipping, patient fitting, and billing and collection activities.  As such, the Company records the gross revenues for orders received from DePuy AcroMed representatives.  OrthoLogic pays DePuy AcroMed a commission of the net sales price for the sale of all SpinaLogic products.  Net sales price is defined as the amounts invoiced less any contractual discounts, taxes or government charges. This sales agreement began with full implementation in 2000.

On February 28, 2000, the Company obtained a $10.0 million accounts receivable revolving line of credit with a lending institution.  At the Company’s request, the revolving line of credit was reduced to $4.0 million on September 24, 2001.  The Company may borrow up to 75% of the eligible accounts receivable, as defined in the agreement.  The interest rate is at the prime rate. Interest accruing on the outstanding balance and a monthly administration fee is due in arrears on the first day of each month.  The line of credit was extended in 2002 and expires February 28, 2005. There are certain financial covenants and reporting requirements associated with the line of credit. Included in the financial covenants are (1) tangible net worth of not less than $30.0 million, (2) a quick ratio of not less than 2.0 to 1.0, (3) a debt to tangible net worth ratio of not less than 0.50 to 1.0, and (4) capital expenditures will not exceed more than $7.0 million dollars during any fiscal year.  The Company has not utilized this line of credit.  As of December 31, 2002, the Company was in compliance with all the financial covenants.

10.           LITIGATION

Settlement of Class Action Suit Norman Cooper, et al. v. OrthoLogic Corp. et al., Maricopa County Superior Court, Arizona, Case No. CV 96-10799, and related federal cases.   During 1996, certain class actions lawsuits were filed in the United States District Court for the District of Arizona against the Company and certain officers and directors alleging violations of Sections 10(b) of the Securities Exchange Act if 1934 (“Exchange Act”) and SEC Rule 10b-5 promulgated thereunder, and, as to other defendants, Section 20(a) of the Exchange Act.

In early October 2000, the parties negotiated a global settlement of the consolidated class action suits.  In return for dismissal of both class actions, and releases by a settlement class comprised of all purchasers of OrthoLogic Common Stock during the period from January 18 through June 18, 1996, inclusive, the settlement called for $1 million in cash and 1 million shares of newly issued OrthoLogic Common Stock.  On August 17, 2001, the superior court gave final approval of the settlement and signed and filed a judgment of dismissal of the action with prejudice.  We are not aware of any appeal from the judgment or other challenge to the final approval of the settlement.  Pursuant to the terms of the settlement, the cash portion of the settlement fund has already been paid into the settlement fund, with the substantial portion of the $1 million paid from the proceeds of the Company’s directors’ and officers’ liability insurance policy, and the remaining cash paid by the Company.  The Company recorded a $3.6 million charge, including legal expenses, for settlement.  Pursuant to the terms of the settlement and order of the superior court, the Company has issued and delivered 300,000 shares of Common Stock to plaintiffs’ settlement counsel as part of the plaintiffs’ counsel’s fee award.  The remaining 700,000 shares remain to be delivered to the settlement fund pending administration of the claims process under the settlement.  Notices have been sent to stockholders of record for the relevant time period to calculate the settlement pool each stockholder is to receive.

Management believes the settlement is in the best interests of the Company and its shareholders as it frees the Company from the cost and significant distraction of the ongoing litigation.  The settlement does not constitute, and should not be construed as, an admission that the defendants have any liability or acted wrongfully in any way with respect to the plaintiffs or any other person.

United States of America ex rel. David Barmark v.  Sutter Corp., United States Orthopedic Corp., OrthoLogic Corp., et al., United States District Court, Southern District of New York, Civ Action No 95 Civ 7637.  The complaint in this matter was filed in September 1997 under the Qui Tam provisions of the Federal False Claims Act and primarily relate to events occurring prior to the Company’s acquisition of Sutter Corporation.  The allegations relate to the submission of claims for reimbursement for continuous passive motion exercisers to various federal health care programs.  In June 2001, the U.S. Department of Justice and the Company entered into a settlement agreement and the government’s amended complaint was dismissed with prejudice.  In October 2001, Plaintiff Barmark filed a second amended complaint, pursuing the claim independent of the U.S. Department of Justice.

The Company filed a motion to dismiss the second amended complaint on various grounds including that the allegations are barred because of the earlier settlement.   At the present stage, it is not possible to evaluate the likelihood of an unfavorable outcome or the amount or a range of potential loss, if any, which may be experienced by the Company.

OrthoRehab, Inc. and OrthoMotion, Inc. v. OrthoLogic Corporation and OrthoLogic Canada, Ltd., Superior Court of the State of Delaware, County of New Castle, Case No. C.A. No. 01C-11-224 WCC.  In November 2001, OrthoRehab, Inc., filed a complaint in connection with its acquisition of certain assets used in the Company’s CPM business in July 2001 alleging, among other things, that some of the assets purchased were overvalued and that the Company had breached its contract.  The case is being heard in the Superior Court of the State of Delaware.  The Company has denied the Plaintiffs’ allegations and is defending the matter vigorously.  The Company has filed a counterclaim against OrthoRehab for nonpayment of the contingent payment believed to be due and owing in connection with OrthoRehab’s acquisition of certain assets.  The matter is presently scheduled to be tried in Delaware in June 2003.  The case is currently in discovery.  At the present stage, it is not possible to evaluate the likelihood of an unfavorable outcome or the amount or a range of potential loss, if any, which may be experienced by the Company.

In addition to the matters disclosed above, the Company is involved in various other legal proceedings that arise in the ordinary course of business.  In management’s opinion, the ultimate resolution of these other legal proceedings are not likely to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

The health care industry is subject to numerous laws and regulations of federal, state, and local governments.  Compliance with these laws and regulations, specifically those relating to the Medicare and Medicaid programs, can be subject to government review and interpretations, as well as regulatory actions unknown and unasserted at this time.  Recently, federal government activity has increased with respect to investigations and allegations concerning possible violations by health care providers of regulations, which could result in the imposition of significant fines and penalties, as well as significant repayments of previously billed and collected revenues from patient services.  Management believes that the Company is in substantial compliance with current laws and regulations.

11.  401(K) PLAN

The Company adopted a 401(k) plan (the “Plan”) for its employees on July 1, 1993.  The Company may make matching contributions to the Plan on behalf of all Plan participants, the amount of which is determined by the Board of Directors. The Company matched approximately $95,000, $144,000 and $195,000 in 2002, 2001, and 2000 respectively.

12.  CO-PROMOTION AGREEMENT - HYALGAN

In June 1997, the Company signed an exclusive Co-Promotion Agreement with Sanofi Synthelabo,, Inc. (“Sanofi”) at a cost of $4.0 million, which provided the Company with the right to market the Hyalgan product to orthopedic surgeons in the United States.   The Company capitalized the $4.0 million investment in the agreement. From June 1997 through December 2000, the Company earned a fee from Sanofi for each unit of the Hyalgan product sold.  The fee earned from Sanofi was contractually determined and was based on Sanofi’s wholesale price for the Hyalgan product, less any discounts or rebates and less any amounts deducted for Sanofi’s estimated distribution costs, returns, a Sanofi overhead factor and a royalty factor.  Sanofi did this calculation, prior to sending the Company the fee revenue earned for the promotion of the product. The Company forwarded orders for the product to Sanofi, which handled the product distribution. Co-promotion fee revenue of $9.3 million was recognized by the Company in 2000.

In the fourth quarter of 2000, the Company and Sanofi mutually agreed to terminate this Co-Promotion Agreement.  The Company signed a Termination Agreement and received $4 million for the return of the rights and the completion of a successful transition of the business back to Sanofi by January 1, 2001. The Company had no further obligation to Sanofi after December 2000.  As a result, the Company recognized the entire $4.0 million payment as a component of the net gain of $844,000. At the time the Termination Agreement was signed, the carrying value of the investment in the Agreement was $3.2 million.  The net gain of  $844,000 is calculated as the difference between the $4.0 million of cash proceeds received from Sanofi and the carrying amount of the investment. The net gain was recognized in the fourth quarter of 2000 and presented as a separate line item in the 2000 Statement of Operations entitled “Net gain from discontinuation of co-promotion agreement”.

The Termination Agreement stipulated that the Company would receive royalties of $5 for each unit of the Hyalgan product distributed by Sanofi during the two-year period from January 1, 2001 through December 31, 2002.  During 2001 the Company received approximately $3.0 million in royalties from Sanofi in accordance with the Termination Agreement.  During 2002, the Company received an additional $2.2 million in royalties.  The royalty payments ended December 2002.  All of the royalties and co-promotion fees received from Sanofi have been included in the Company’s respective Statements of Operations in the line item entitled “Royalties and fee revenue from co-promotion agreement.”

13.       CHRYSALIS LICENSING AGREEMENT

In January 1998, the Company acquired a minority equity investment (less than 10%) in a biotech firm, Chrysalis BioTechnology, Inc. (“Chrysalis”), for $750,000. As part of the transaction, the Company was awarded a worldwide exclusive option to license the orthopedic applications of Chrysalin, a patented 23-amino acid peptide that had shown promise in accelerating the healing process.  The Company’s agreement with Chrysalis contains provisions for the Company to continue and expand its option to license Chrysalin contingent upon regulatory approvals, successful pre-clinical trials, and certain trials and milestone payments to Chrysalis by the Company.

In January 1999, the Company exercised its option to license the United States development, marketing and distribution rights for Chrysalin for fracture indications. As part of the license agreement, and in conjunction with FDA authorization of an Investigational New Drug (“IND”) application to begin human clinical trials for fracture repair, OrthoLogic made a $500,000 milestone payment to Chrysalis in the fourth quarter of 1999. In January 2000, the Company began enrolling patients in the combined Phase I/II clinical trial for Chrysalin. In July 2000, the Company made a $2.0 million payment to Chrysalis and announced it was expanding its license agreement to include all Chrysalin orthopedic indications worldwide.

In July 2001, the Company paid $1.0 million to Chrysalis to extend its worldwide license for Chrysalin to include the rights for orthopedic “soft tissue” indications including cartilage, tendon and ligament repair.   The license agreement calls for the Company to pay certain additional milestone payments and royalty fees, based upon products developed and achievement of commercial services.

In March 2002, the Company received authorization from the FDA to commence a Phase I/II clinical trial under an IND application for a spinal fusion indication and made a $500,000 milestone payment to Chrysalis for receiving this FDA clearance.  The Company began enrolling patients during the fourth quarter of 2002.  The clinical trial will include approximately 330 patients and will be performed at 15 to 20 centers in the United States.  The purpose of the study is to evaluate the safety and preliminary efficacy of Chrysalin in combination with allograft.  The patient enrollment process is expected to take approximately 18 to 24 months with a nine-month follow-up period.

The Company completed a Phase I/II clinical trial utilizing Chrysalin for fresh fracture repair, and in July of 2002, announced that the FDA had authorized a Phase III trial for that indication. The trial will be performed at 25 to 30 clinical sites with approximately 500 patients. In addition, the Company is currently moving forward with an IND application for a human clinical trial for Chrysalin for articular cartilage repair and hopes to begin a Phase I/II human clinical trial during 2003.  There can be no assurance that any of these clinical trials will result in favorable data or that New Drug Application (“NDA”) approvals by the FDA, if sought, will be obtained.

A pre-payment of $250,000 was made subsequent to year-end 2002 to Chrysalis in anticipation of a potential IND filing with the FDA for a human clinical trial for a cartilage indication.

At this stage of research, the Company is not yet able to apply for FDA approval to market Chrysalin. The process of obtaining necessary government approvals is time consuming and expensive.  There can be no assurance that the necessary approvals for new products or applications will be obtained by the Company or, if they are obtained, that they will be obtained on a timely basis.  Significant additional costs for the Company will be necessary to complete development of these products.

OrthoLogic does not own the patents to Chrysalin.  Chrysalin was developed by and patented by Chrysalis.  Except for the $750,000 minority equity investment in Chrysalis, all payments made to Chrysalis have been expensed as research and development. The license agreement with Chrysalis calls for the Company to pay certain other additional milestone payments and royalty fees, based upon the product’s development and achievement of commercial introduction.

14.  RELATED PARTY TRANSACTIONS

At December 31, 1999, the Company had an outstanding note receivable from an officer of the Company for approximately $158,000.  The loan was increased by approximately $81,000 in January 2000.  The principal and interest of both loans were paid in full in 2000.